Exhibit 99.1
FOR IMMEDIATE RELEASE — May 5, 2011
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS REPORTS FIRST QUARTER 2011 RESULTS
— Increases in Revenue, NOI, Lease Renewals and Same-Property Results —
Port Washington, New York — May 5, 2011 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the first quarter ended March 31, 2011.
First Quarter 2011 Highlights
•	Progress continues on capital recycling strategy to upgrade the quality of assets in the portfolio and to reduce debt.

•	Completed sales contracts for 17 Ohio properties held for sale or sold as of March 31, 2011.

•
Continued growth in assets owned and under management: revenues grew 33.2% to $55.5 million and net operating income (“NOI”) increased 31.0% to $34.9 million, including all owned and managed properties, but excluding non-cash items and properties held for sale.

•	Same Property NOI for 87 properties, excluding non-cash revenues, was up $182,000 to $22.6 million.

•
Operating funds from operations (“FFO”), excluding non-cash items, impairment charges and transaction expenses, was $0.14 per share/OP unit; adjusted funds from operations (“AFFO”) was $0.13 per share/OP unit for the quarter.

•	Leasing spreads for renewals were up 9%.

•	Occupancy for the Company’s 104 operating properties was 93.6%; occupancy including six additional re-development properties was 92.1%.
Leo Ullman, Cedar’s CEO, stated, “The Company’s performance in the first quarter was driven by solid leasing efforts executed by our team during 2011. We will focus on continuing our strong leasing efforts and increasing our occupancy at our development properties, while benefiting from the fee income derived from our joint venture properties. In addition, the Company will continue its capital recycling strategy, started in 2010, to upgrade the quality of our assets through selected asset sales and dispositions. We expect that our efforts will further reduce our debt and improve long-term growth in our operating results in order to build and enhance shareholder value.”

This release refers to certain non-GAAP amounts. Reconciliations of non-GAAP to GAAP amounts are presented in the Company’s Supplemental Financial Information for the period ended March 31, 2011 (pages 8 and 9) filed contemporaneously with this release as an Exhibit to Form 8-K and are also available on the Company’s website at www.cedarshoppingcenters.com.

Operating Activities
Leasing
In the first quarter of 2011, the Company signed 21 renewal leases, substantially all at operating properties, totaling approximately 376,000 square feet of GLA, with an average increase in base rents of 9.0% (6.2% on a cash basis). The Company signed 13 new leases totaling approximately 52,000 square feet at an average base rent of $13.74 per square foot, $1.66 above the Company’s overall average rent of $12.08. The Company had seven terminated leases, totaling approximately 28,000 square feet, at an average base rent of $18.60 per square foot.
Occupancy
Occupancy, excluding ground-up developments, properties undergoing major re-development and properties held for sale, was 93.6% at March 31, 2011. Including redevelopment properties, occupancy was 92.1%. Overall results reflect the continued vacancy of a single big box club store tenant at The Brickyard (Berlin, Connecticut), where the Company expects to conclude a lease with a “big box” tenant for most of the vacant space and a continued vacancy at Oakhurst Plaza (Harrisburg, Pennsylvania), where Giant Stores vacated in favor of a new prototype at the Company’s nearby Blue Mountain Commons property; the Company has recently concluded a new lease with Gold’s Gym for approximately half the vacated space.
The Company reports occupancy on the basis of signed leases with tenants in place and paying rent.
Same-Property Results
Same-property NOI, comprising 87 consolidated properties and excluding straight-line rents and amortization of intangible lease liabilities, was $22.6 million for the first quarter of 2011 as compared to $22.4 million for the comparable period of 2010. Results include higher base rent of $0.8 million, principally attributable to development and re-development properties. These increases were offset by reduced revenue, net of sublease income, at the Company’s Stadium Plaza property in East Lansing, Michigan, from the rejection of a lease pursuant to bankruptcy filings by The Great Atlantic & Pacific Tea Company and its affiliates.
Discontinued Operations
During the first quarter of 2011, the Company placed two additional Ohio properties for sale in addition to the 17 properties placed for sale during the fourth quarter of 2010, and recorded additional impairment charges of $9.9 million reflecting $2.0 million for the additional properties held for sale and $7.9 million principally for revised negotiated sales agreements. The carrying values of the assets and liabilities of these properties have been classified as “held for sale” on the Company’s consolidated balance sheets and their results have been classified as discontinued operations.
Financial Results
For the first quarter of 2011, excluding impairment charges and non-cash revenues from straight line rents and amortization of intangible lease liabilities, as well as certain other non-cash and/or non-recurring items and properties held for sale, the Company continued to generate stable year-over-year operating results while also maintaining its balance sheet strength and financial flexibility.
Revenues
Revenues for the quarter ended March 31, 2011 from all owned and managed properties, excluding non-cash items, increased 33.2% to $55.5 million, as compared to $41.7 million for the comparable quarter of 2010. The increase resulted primarily from lease-up at development properties and the acquisitions of one property by the Company and several by the Cedar/RioCan joint venture.

As a result primarily of contribution of properties to the Cedar/RioCan joint venture in early 2010 partially offset by the Company’s acquisitions of Colonial Commons in January 2011 (see below) and a property in Philadelphia, Pennsylvania in October 2010, the Company’s revenues, as reported, were reduced to $41.6 million and $41.8 million, respectively, for the three months ended March 31, 2011 and 2010.
Net Operating Income (NOI)
NOI attributable to all owned and managed properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 31.0% to $34.9 million for the first quarter of 2011, as compared to $26.7 million for the comparable quarter of 2010. The increase results primarily from the lease-up at development properties and the acquisitions of one property by the Company and several by the Cedar/RioCan joint venture.
As a result primarily of the contribution of properties to the Cedar/RioCan joint venture in early 2010 partially offset by the Company’s acquisitions of Colonial Commons in January 2011 (see below) and a property in Philadelphia, Pennsylvania in October 2010, NOI, as reported, was reduced to $26.0 million for the first quarter of 2011 as compared to $27.4 million for the comparable quarter of 2010.
Net (Loss) Income Attributable to Common Shareholders
Primarily as a result of (i) the contribution of properties to the Cedar/RioCan joint venture in early 2010, (ii) higher preferred stock dividend expense, and (iii) lower non-cash revenues, the Company had a net loss, before impairments, mark-to-market adjustments relating to stock-based compensation, and employee termination costs, of $0.8 million for the first quarter of 2011 as compared to net income of $0.3 million for the comparable quarter of 2010. The decreases were partially offset by (i) lower interest expense from the repayment of debt with proceeds from the sale of common and preferred stock and proceeds from contribution of properties to the Cedar/RioCan joint venture, and (ii) revenues from the lease-up at development properties. Results on a per-share basis were also reduced as a result of the issuances of common stock.
In addition to the items discussed above, as a result of impairment charges incurred from the discontinuance of two additional properties and adjustment of the net realizable value of the properties held for sale in the fourth quarter of 2010 based primarily on revised negotiated sales contracts, and, in the comparable quarter of the prior year, the Company’s share of (i) transaction costs incurred by the acquisition of properties in the Cedar/RioCan joint venture and (ii) the contribution of properties to the Cedar/RioCan joint venture, the Company reported a net loss of $12.3 million ($0.18 per share) for the first quarter of 2011 as compared to a net loss of $3.5 million ($0.06 per share) for the first quarter of 2010.
FFO and AFFO
As a result primarily of (i) the contribution of properties to the Cedar/RioCan joint venture, (ii) issuances of additional shares of common and preferred stock, and (iii) reduced revenues from straight-line rents and amortization of intangible lease liabilities, operating FFO for the first quarter of 2011, before the above-mentioned impairments and non-recurring items, was $9.3 million ($0.14 per share/OP unit), as compared to $10.5 million ($0.17 per share/OP unit) for the comparable quarter of 2010. After the impairment charges, transaction costs and other non-recurring items, FFO as reported was a loss of $2.5 million ($0.04 per share/OP unit) as compared to income of $6.6 million ($0.11 per share/OP unit) for the comparable quarter of 2010.

AFFO, which further excludes from operating FFO non-cash revenues resulting from amortization of intangible lease liabilities, straight-line rents and non-cash expenses relating to non-real estate amortization and stock-based compensation, was $8.9 million ($0.13 per share/OP unit) for the first quarter of 2011 as compared to $9.4 million ($0.15 per share/OP unit) for the comparable quarter of 2010.
Balance Sheet
The Company’s net debt-to-EBITDA ratio was 8.6 in the first quarter of 2011 as compared to 9.3x for the comparable quarter of 2010 and its debt-to-total-market capitalization was 58.1% as of March 31, 2011.
Total assets were $1.65 billion at March 31, 2011. The Company had total debt outstanding of $852.6 million at March 31, 2011 as compared to $855.5 million at March 31, 2010, excluding mortgage debt related to properties held for sale. The average interest rate on the Company’s total debt was 5.2% per annum.
At March 31, 2011, the Company’s fixed-rate debt, excluding mortgage debt related to properties held for sale, was approximately 72% of total indebtedness, with a weighted average remaining term of 4.9 years and a weighted average interest rate of 5.8% per annum.
The Company had 68.9 million shares of common stock and OP Units and 6.4 million shares of preferred stock outstanding at March 31, 2011.
Credit Facilities
The outstanding balance at March 31, 2011 under the Company’s $185 million stabilized property credit facility (due January 2012 with a one-year extension option) was $51.5 million with availability, as defined, of approximately $91.5 million. This compares to $116.3 million outstanding at March 31, 2010.
The outstanding balance as of March 31, 2011 under the Company’s $150 million credit facility for development properties (due June 2011 with a one-year extension option, which the Company exercised in April 2011) was $103.1 million as compared to $90.8 million at March 31, 2010.
Property Acquisitions
In January 2011, the Company completed the acquisition of Colonial Commons, located in Lower Paxton Township, Pennsylvania, for an aggregate purchase price of $49.1 million and arranged a $28.1 million commercial mortgage-backed security loan on the property.
In April 2011, the Cedar/RioCan joint venture completed the acquisition of Northwoods Crossing located in Taunton, Massachusetts, for an aggregate purchase price of $23.5 million subject to assumed debt of $14.4 million.

Financial Guidance
The Company expects to report FFO for 2011 in a range of $0.40 to $0.44 per share/OP Unit, excluding the non-recurring items noted below. Guidance FFO reflects a number of factors which are expected to affect our financial results subsequent to the first quarter’s results, including, without limitation, the following:
•
Loss of revenues beginning April 15, 2011, as planned, from the sole tenant at the Company’s two properties on Roosevelt Boulevard in Philadelphia, Pennsylvania that were purchased with the intent to be redeveloped by the Company (approximately $0.06 per share/OP Unit);

•	Scheduled reductions in non-cash revenues from amortization of intangible lease liabilities and straight-line rents (approximately $0.02 per share/OP Unit);

•	The disposition of properties held-for-sale as of March 31, 2011 by the end of the second quarter and reduced revenue at certain re-development properties (approximately $0.03 per share/OP Unit);
Guidance FFO excludes the following items:
•	The acquisitions of properties and related transaction costs, whether by the Company itself or in joint venture (other than those announced to date);

•	Charges for accelerated writeoff of deferred financing costs related to anticipated renewal of lines of credit;

•	Gains or impairment charges related to sales or other dispositions of properties;

•	Potential mark-to-market adjustments relating to stock-based compensation; and

•	Other non-recurring transactions.
Supplemental Financial Information Package
The Company has issued “Supplemental Financial Information” for the period ended March 31, 2011 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the period ended March 31, 2011, when available, for further details. The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Friday, May 6, 2011, at 9:00 AM Eastern time to discuss the first quarter results. The conference call can be accessed by dialing (888) 542-1139 or (719) 457-2684 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from 12:00 Noon Eastern time on May 6, 2011, until midnight Eastern time on May 20, 2011. The replay dial-in numbers are (877) 870-5176 or (858) 384-5517 for international callers. Please use passcode 7010953 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter”® supermarket-anchored shopping centers in coastal mid-Atlantic and Northeast coastal states. The Company presently owns (both exclusively or in joint venture) and manages approximately 16.1 million square feet of GLA at 131 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarshoppingcenters.com.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and/or vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; the ability of the Company’s joint venture partners to fund their respective shares of property acquisitions, tenant improvements and capital expenditures; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility of the Company and its joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.

The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three months ended March 31, 2011 and 2010:

	2011	2010

Net loss attributable to common shareholders	$(12,309,000)	$(3,490,000)
Add (deduct):
Real estate depreciation and amortization	10,410,000	11,328,000
Noncontrolling interests:
Limited partners’ interest	(260,000)	(114,000)
Minority interests in consolidated joint ventures	(25,000)	475,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,336,000)	(1,691,000)
Equity in income of unconsolidated joint ventures	(791,000)	(356,000)
FFO from unconsolidated joint ventures	1,882,000	586,000
Gain on sales of discontinued operations	—	(175,000)
Gain on sale of real estate	(28,000)	—

Funds (Used in) From Operations	$(2,457,000)	$6,563,000

FFO per common share (assuming conversion of OP Units)
Basic and diluted	$(0.04)	$0.11

Weighted average number of common shares (basic):
Shares used in determination of basic earnings per share	67,227,000	58,728,000
Additional shares assuming conversion of OP Units	1,415,000	1,986,000

Shares used in determination of basic FFO per share	68,642,000	60,714,000

Weighted average number of common shares (dilutive):
Shares used in determination of diluted earnings per share	67,227,000	58,752,000
Additional shares assuming conversion of OP Units	1,415,000	1,986,000

Shares used in determination of diluted FFO per share	68,642,000	60,738,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	March 31,	December 31,
	2011	2010
	(unaudited)
Assets
Real estate:
Land	$337,474,000	$327,813,000
Buildings and improvements	1,301,021,000	1,257,679,000

	1,638,495,000	1,585,492,000
Less accumulated depreciation	(197,948,000)	(188,278,000)

Real estate, net	1,440,547,000	1,397,214,000

Real estate held for sale — discontinued operations	59,426,000	74,661,000
Investment in unconsolidated joint ventures	50,324,000	52,466,000

Cash and cash equivalents	15,469,000	14,166,000
Restricted cash	16,109,000	14,545,000
Receivables:
Rents and other tenant receivables, net	10,389,000	7,048,000
Straight-line rents	16,097,000	15,669,000
Joint venture settlements and other receivables	5,989,000	8,599,000
Other assets	7,966,000	9,676,000
Deferred charges, net	26,331,000	28,443,000

Total assets	$1,648,647,000	$1,622,487,000

Liabilities and equity
Mortgage loans payable	$698,010,000	$672,143,000
Mortgage loans payable — real estate held for sale — discontinued operations	35,205,000	35,373,000
Secured revolving credit facilities	154,597,000	132,597,000
Accounts payable and accrued liabilities	24,586,000	29,026,000
Unamortized intangible lease liabilities	45,027,000	46,453,000
Liabilities — real estate held for sale — discontinued operations	1,413,000	1,371,000

Total liabilities	958,838,000	916,963,000

Limited partners’ interest in Operating Partnership	6,817,000	7,053,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 6,400,000 shares issued and outstanding)	158,575,000	158,575,000
Common stock ($.06 par value, 150,000,000 shares authorized 67,517,000 and 66,520,000 shares, respectively, issued and outstanding)	4,051,000	3,991,000
Treasury stock (1,223,000 and 1,120,000 shares, respectively, at cost)	(10,398,000)	(10,367,000)
Additional paid-in capital	715,702,000	712,548,000
Cumulative distributions in excess of net income	(249,636,000)	(231,275,000)
Accumulated other comprehensive loss	(3,112,000)	(3,406,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	615,182,000	630,066,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	61,736,000	62,050,000
Limited partners’ interest in Operating Partnership	6,074,000	6,355,000

Total noncontrolling interests	67,810,000	68,405,000

Total equity	682,992,000	698,471,000

Total liabilities and equity	$1,648,647,000	$1,622,487,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2011	2010
Revenues:
Rents	$31,390,000	$32,257,000
Expense recoveries	9,524,000	9,431,000
Other	706,000	98,000

Total revenues	41,620,000	41,786,000

Expenses:
Operating, maintenance and management	10,619,000	9,474,000
Real estate and other property-related taxes	5,045,000	4,893,000
General and administrative	2,705,000	2,211,000
Impairments	—	1,555,000
Acquisition transaction costs and terminated projects	1,539,000	1,320,000
Depreciation and amortization	10,404,000	10,148,000

Total expenses	30,312,000	29,601,000

Operating income	11,308,000	12,185,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,384,000)	(13,284,000)
Interest income	78,000	14,000
Equity in income of unconsolidated joint ventures	791,000	356,000
Gain on sale of land parcel	28,000	—

Total non-operating income and expense	(11,487,000)	(12,914,000)

Loss before discontinued operations	(179,000)	(729,000)

Discontinued operations:
Income (loss) from operations	1,002,000	(358,000)
Impairment charges	(9,916,000)	(248,000)
Gain on sales	—	175,000

Total discontinued operations	(8,914,000)	(431,000)

Net loss	(9,093,000)	(1,160,000)

Less, net loss (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	25,000	(475,000)
Limited partners’ interest in Operating Partnership	260,000	114,000

Total net loss (income) attributable to noncontrolling interests	285,000	(361,000)

Net loss attributable to Cedar Shopping Centers, Inc.	(8,808,000)	(1,521,000)

Preferred distribution requirements	(3,501,000)	(1,969,000)

Net loss attributable to common shareholders
	$(12,309,000)	$(3,490,000)

Per common share attributable to common sharehoders (basic and diluted):
Continuing operations	$(0.05)	$(0.05)
Discontinued operations	(0.13)	(0.01)

	$(0.18)	$(0.06)

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
Loss from continuing operations	$(3,582,000)	$(3,073,000)
Loss from discontinued operations	(8,727,000)	(587,000)
Gain on sales of discontinued operations	—	170,000

Net loss	$(12,309,000)	$(3,490,000)

Dividends declared per common share	$0.09	$—

Weighted average number of common shares outstanding	67,227,000	58,728,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Three months ended March 31,
	2011	2010
Cash flow from operating activities:
Net loss	$(9,093,000)	$(1,160,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint ventures	(791,000)	(356,000)
Distributions from unconsolidated joint ventures	379,000	120,000
Impairments	—	1,555,000
Acquisition transaction costs and terminated projects	1,539,000	1,271,000
Impairments — discontinued operations	9,916,000	248,000
Gain on sales of real estate	(28,000)	(175,000)
Straight-line rents	(519,000)	(787,000)
Provision for doubtful accounts	1,053,000	678,000
Depreciation and amortization	10,459,000	11,380,000
Amortization of intangible lease liabilities	(1,477,000)	(2,335,000)
Amortization/market price adjustments relating to stock-based compensation	829,000	1,215,000
Amortization and accelerated write-off of deferred financing costs	1,006,000	1,207,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(4,402,000)	(3,918,000)
Joint venture settlements	231,000	(1,473,000)
Prepaid expenses and other	(1,208,000)	(1,029,000)
Accounts payable and accrued expenses	(3,664,000)	(2,754,000)

Net cash provided by operating activities	4,230,000	3,687,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(53,583,000)	(8,029,000)
Net proceeds from sales of real estate	5,744,000	2,056,000
Net proceeds from transfers to unconsolidated joint venture, less cash at dates of transfer	3,009,000	11,379,000
Investments in and advances to unconsolidated joint ventures	—	(4,302,000)
Distributions of capital from unconsolidated joint ventures	2,555,000	—
Construction escrows and other	(1,141,000)	1,040,000

Net cash (used in) provided by investing activities	(43,416,000)	2,144,000

Cash flow from financing activities:
Net advances/(repayments) from/(to) revolving credit facilities	22,000,000	(50,594,000)
Proceeds from mortgage financings	28,100,000	6,699,000
Mortgage repayments	(2,401,000)	(10,913,000)
Payments of debt financing costs	—	(243,000)
Termination payment related to interest rate swaps	—	(5,476,000)
Noncontrolling interests:
Distributions to consolidated joint venture minority interests	(289,000)	—
Redemption of Operating Partnership Units	—	(67,000)
Distributions to limited partners	(127,000)	(180,000)
Net proceeds from the sales of common stock	2,807,000	60,227,000
Preferred stock distributions	(3,549,000)	(1,969,000)
Distributions to common shareholders	(6,052,000)	(4,696,000)

Net cash provided by (used in) financing activities	40,489,000	(7,212,000)

Net increase (decrease) in cash and cash equivalents	1,303,000	(1,381,000)
Cash and cash equivalents at beginning of period	14,166,000	17,164,000

Cash and cash equivalents at end of period	$15,469,000	$15,783,000